Exhibit 8(d)

EXHIBIT A

     The Fund desires to retain the Transfer Agent to serve as the Fund’s transfer agent, registrar and dividend disbursing agent with respect to each class of shares, par value $.001 per share, of the Portfolios listed below and the Transfer Agent is willing to furnish such services.

PORTFOLIOS

AMT-Free Municipal Bond Portfolio
GNMA Portfolio
Government Income Portfolio
High Yield Bond Portfolio
Bond Portfolio
Intermediate Government Bond Portfolio
International Bond Portfolio
Inflation Protected Bond Portfolio
Kentucky Municipal Bond Portfolio
Low Duration Bond Portfolio
Managed Income Portfolio
Ohio Municipal Bond Portfolio
Total Return Portfolio II
Long Duration Bond Portfolio
Conservative Prepared Portfolio
Moderate Prepared Portfolio
Growth Prepared Portfolio
Aggressive Growth Prepared Portfolio
Prepared Portfolio 2010
Prepared Portfolio 2015
Prepared Portfolio 2020
Prepared Portfolio 2025
Prepared Portfolio 2030
Prepared Portfolio 2035
Prepared Portfolio 2040
Prepared Portfolio 2045
Prepared Portfolio 2050
Emerging Market Debt Portfolio
Strategic Income Portfolio
Income Portfolio
Income Builder Portfolio
Multi-Sector Bond Portfolio

     Release. “BlackRock Funds II” and “Trustees of BlackRock Funds II” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 26, 2007, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “BlackRock Funds II” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

Agreed to and accepted as of ________ , 2010.

BlackRock Funds II

By: __________________________

PNC Global Investment Servicing (U.S.) Inc.

By: __________________________